F-Series Up 11 Percent for Best May Results Since 2000; New Expedition Retail Sales Jump 42 Percent, While Mustang Gains 11 Percent; New Navigator Sales Post Triple-Digit Gain

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MAY 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	242,824	163,796	79,028	108,605	81,701	52,518
Versus May 2017	0.7%	3.5%	-4.6%	9.4%	0.5%	-13.3%

HIGHLIGHTS

- **Ford Motor Company's U.S. sales for May** totaled 242,824 vehicles – a 0.7 percent increase
- **Fleet sales are down 4.6 percent** based on order timing; sales totaled 79,028 vehicles in May
- **Our retail results are up 3.5 percent** on sales of 163,796 vehicles; our average transaction prices are $3,400 higher than industry – at $35,800 per vehicle
- **The generational shift from passenger cars to SUVs continues** with industry retail passenger cars sales estimated to be down 10 percent, while SUV sales are up 13 percent – playing into Ford brand's leadership position in combined Trucks and SUVs, matching consumer preferences for these vehicles
- **Ford F-Series increased 11.3 percent,** marking 13 consecutive months of year-over-year gains; sales of 84,639 pickups makes for the best May performance for F-Series since 2000
- **Retail sales of all-new Ford Expedition are up 41.8 percent,** as inventories continue to improve. Expedition is averaging just 19 days on dealer lots
- **Ford Mustang sales are up 10.7 percent as the spring selling season heated up;** sales totaled 8,739 cars last month
- **New Lincoln Navigator flew off dealer lots in May, with retail sales up triple digits;** overall average transaction prices are exceeding $80,000, representing a $25,700 gain over year-ago levels

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"F-Series didn't miss a beat last month. With sales up 11 percent in May and 6 percent year-to-date, F-Series is off to its best start since 2000 and is on track to deliver its ninth consecutive year gain. Navigator continues to fly off dealer lots, with an increasing number of customers coming from Mercedes and Land Rover."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



2018 Ford F-Series Super Duty

As a clear leader in the segment, Ford F-Series has broken through the 80,000 mark four times over the last 9 months, a claim no other full-size truck maker can make. This comes with a $1,400 gain in average transaction pricing for the month.



2018 Ford Expedition

High margin SUVs, such as the new Ford Expedition again posted strong retail gains in every region. Expedition average transaction prices grew $12,300 over last year – to $61,400 per SUV. EcoSport retail sales continued to expand in May, with retail sales up 65 percent over April.



2018 Ford Mustang

Ford Mustang sales were up 10.7 percent last month, a strong start to the sports car-selling season. Mustang remains the best-selling sports car both in the U.S. and globally – a lead it has held since first going global three years ago.



2018 Ford Transit

Ford has been America's van leader for 39 years straight. Last month Transit sales totaled 15,513, representing a 12.4 percent gain over year-ago. May represented Transit's best monthly sales performance since launching in 2014.



2018 Lincoln Navigator

Sales of the new Lincoln Navigator increased 139.8 percent at retail and 122.4 percent overall in May. And customers are trending much younger – with approximately 50 percent of buyers between the ages of 35 and 54. More than half of all Navigator buyers are competitive conquests, coming from other brands.

M A Y 2 0 1 8 I N V E N T O R Y / F L E E T R E S U LT S )25'02725&203$1< MAY 2018 May 2018 May CYTD Fleet Percent of Percent of YOY Change YOY Change Segment Total Sales Total Sales Rental 14.8% (0.9) points 14.9% (0.6) points Commercial 11.5% (0.9) points 12.6% 0.5 points Government 6.2% (0.0) points 5.8% (0.3) points Total Fleet 32.5% (1.8) points 33.3% (0.3) points May 2018 April 2018 May 2017 Gross Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (incl. in-transit) Month-End Month-End Month-End Cars 161,264 80 175,294 99 165,543 68 SUVs 241,471 77 247,517 85 196,011 60 Trucks 275,661 66 313,600 82 329,711 83 Total 678,396 73 736,411 86 691,265 72 May 2018 April 2018 May 2017 Dealer Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (on ground) Month-End Month-End Month-End Cars 137,604 68 136,201 77 133,273 55 SUVs 199,526 63 195,019 67 161,170 50 Trucks 231,286 55 248,479 65 279,106 70 Total 568,416 61 579,699 68 573,549 59 C O N TA C T Erich Merkle 313.806.4562 emerkle2@ford.com